Exhibit 99.1

TRANSACT TECHNOLOGIES REPORTS 2017 FOURTH QUARTER
 AND FULL YEAR RESULTS

2017 Fourth Quarter Net Sales of $13.2 Million and Second Consecutive Quarterly Record for Gross Profit Margin

Announces New $5.0 Million Share Repurchase Program

Hamden, CT – March 5, 2018 – TransAct Technologies Incorporated (Nasdaq: TACT) ("TransAct" or the "Company"), a global leader in software-driven technology and printing solutions for high-growth markets, today reported operating results for the fourth quarter and full year ended December 31, 2017, as summarized below. The 2017 fourth quarter results include the impact of a $1.3 million charge to income tax expense related to the revaluation of deferred tax assets resulting from the Tax Cuts and Jobs Act of 2017 that was enacted in December 2017.  In addition, the Company announced today that its Board of Directors has authorized a new $5.0 million share repurchase program.

Summary of 2017 Q4 Results
 (In millions, except per share and percentage data)

	Three Months Ended December 31,
	2017	2016
Net sales	$13.2	$13.6
Gross profit	$6.6	$6.0
Gross margin	50.2%	44.2%
Operating income	$1.5	$1.9
Net income (loss)(1)	$(0.4)	$1.4
Net income (loss) per diluted share(1)	$(0.06)	$0.18

Non-GAAP(2):
EBITDA	$1.7	$2.3
Adjusted EBITDA	$1.8	$2.4
Adjusted net income	$0.9	$1.4
Adjusted net income per diluted share	$0.12	$0.18

(1)
Includes the impact in the fourth quarter of 2017 of a $1.3 million charge to income tax expense related to the revaluation of deferred tax assets resulting from the Tax Cuts and Jobs Act of 2017 that was enacted in December 2017.

(2)
A reconciliation of each non-GAAP financial measure to the most comparable Generally Accepted Accounting Principles ("GAAP") financial measure is included in this release.  See "Non-GAAP Financial Measures" below for a discussion of these metrics.

Bart Shuldman, Chairman and Chief Executive Officer of TransAct, commented, "The fourth quarter concluded a year of strong operating performance and growing momentum as we delivered our highest-ever quarterly gross profit margin and established a foundation for 2018 growth.  Fourth quarter and full year results highlight our ongoing initiatives to transition our business mix towards revenue generated from the sale of technology enabled solutions for the restaurant solutions market that also include related recurring revenues.  We expect momentum for our restaurant solutions terminal sales along with recurring maintenance revenue and sales of related proprietary labels and services to build going forward.

"We are currently working alongside our main software partners on addressing several opportunities with large national restaurant and foodservice brands that would significantly expand the market penetration of our AccuDate terminals and proprietary labels. We have shipped initial units to these customers as we work towards full-scale roll-outs which we expect to begin in the second quarter of 2018. Momentum for our restaurant solutions business continues to build, reflecting the benefits that our terminals offer to our customers and the successes we are achieving with our internally-driven sales efforts.

"While we are still in the early stages of executing on the large restaurant solutions market opportunity, our AccuDate terminals are beginning to demonstrate that they can benefit restaurant and foodservice operators by lowering costs and providing needed food safety technology. As we continue to demonstrate these benefits to the industry, customer appreciation is growing for our lineup of AccuDate terminals and related label and technical service offerings and we have established a growing pipeline of opportunities which we expect to begin converting to shipments in 2018.

"Our casino and gaming business is similarly positioned to grow, as demonstrated by the 34% year-over year-increase in domestic casino and gaming printer sales in the fourth quarter of 2017. As we noted on our third quarter call, in late 2017, we decided to address an issue in our European casino and gaming market by converting to a direct sales model effective January 1, 2018.  While our former distributor in Europe did not make any material sales in the fourth quarter of 2017, I am extremely pleased to announce we have already secured sales commitments from European casino and gaming manufacturers for 2018 that exceed what we generated in all of 2017, demonstrating the clear benefit of this transition."

Mr. Shuldman concluded, "We remain confident in our view that the next wave of technology investment by the foodservice industry will be concentrated on the back-of-the-house as operators look to enhance their processes, reduce costs and protect their brands through the use of new hardware and software technology. Our easy-to-use AccuDate terminals, in conjunction with our portfolio of label products, position TransAct as a one-stop shop serving this exciting opportunity and we look forward to serving customers' needs while further evolving our product line. We believe this opportunity and our focus on offering leading technology solutions, such as our AccuDate terminals and related software and labels, is the right formula to deliver attractive financial returns and long-term value for our shareholders and we are excited by the prospects for our Company in 2018."

New Share Repurchase Authorization; Review of Balance Sheet and Capital Return Initiatives
TransAct announced today that its Board of Directors has approved a new stock repurchase program, effective immediately, which replaces the Company's prior program that expired on December 31, 2017. The Company is authorized to repurchase up to $5.0 million of its outstanding shares of common stock from time to time on the open market, depending on market conditions, share price and other factors. The timing and actual amount of shares to be purchased will be subject to management's evaluation of market conditions, applicable legal requirements, the Company's ongoing evaluation of its capital position and capital requirements and other factors.  TransAct is not obligated to purchase any shares under its repurchase program and repurchases may be suspended or discontinued at any time without prior notice. The share repurchase authorization expires on December 31, 2019.

At December 31, 2017, TransAct had approximately $5.5 million of cash and cash equivalents and no debt. During the 2017 fourth quarter, the Company paid a dividend to shareholders of $0.09 per share, resulting in a total return of capital of approximately $0.7 million for the quarter.

Steve DeMartino, President and Chief Financial Officer of TransAct, added, "TransAct delivered record gross margin in the 2017 fourth quarter, exceeding the prior record gross margin set in the 2017 third quarter, and eclipsing 50% for the first time in the Company's history during the 2017 fourth quarter. Our gross margin continues to be driven by strong performance in sales from our TransAct Services Group as well as the benefit from the ongoing mix shift towards more profitable products such as our restaurant solutions terminals and consumables. We will also benefit from a significant decline in our corporate tax rate beginning in 2018 as a result of the Tax Cuts and Jobs Act of 2017.  Our strong financial position enables us to simultaneously invest in growth opportunities for our restaurant solutions business while returning capital to shareholders through both share repurchases and our quarterly dividend, which is reflected in the $2.9 million in total capital we returned to shareholders during 2017.  As such, we are pleased to announce our new share repurchase program, which demonstrates the Company's ongoing commitment to allocating capital towards shareholder value building initiatives.  In fact, we have repurchased over $30 million of our common stock since our first program was implemented in 2005.  As we look to 2018, TransAct remains very favorably positioned to deliver growth and further value creation for our shareholders."

Summary of 2017 Fourth Quarter Operating Results
TransAct generated 2017 fourth quarter net sales of $13.2 million compared with 2016 fourth quarter net sales of $13.6 million. Restaurant solutions net sales were $1.4 million in the 2017 fourth quarter compared to $1.7 million for the 2016 fourth quarter. POS automation and banking net sales declined $0.5 million year over year to $1.6 million in the 2017 fourth quarter, reflecting a decline in sales of the Company's Ithaca 9000 from the record pace seen in the year-ago period. Casino and gaming net sales in the 2017 fourth quarter were $4.4 million compared to $4.8 million in the prior year period as a 34% increase in domestic casino printer sales was more than offset by a 69% decline in sales to international customers. Lottery printer net sales were $1.9 million in the 2017 fourth quarter compared to $2.6 million in the 2016 fourth quarter. Printrex net sales were $234 thousand in the 2017 fourth quarter compared to $142 thousand in the 2016 fourth quarter, while the Company's TransAct Services Group generated net sales of $3.7 million in the 2017 fourth quarter compared to $2.3 million in the 2016 fourth quarter. The increase in TransAct Services Group net sales was primarily driven by higher spare parts sales to the Company's large lottery customer.

The Company had record gross margin of 50.2% in the 2017 fourth quarter compared to gross margin of 44.2% in the 2016 fourth quarter. The strong gross margin reflects a favorable sales mix including strong lottery spare parts sales and growing sales of AccuDate terminal consumables. Higher gross margin in the 2017 fourth quarter more than offset the 3% decline in net sales to drive a 10% increase in gross profit to $6.6 million.

Total operating expenses for the 2017 fourth quarter were $5.1 million compared to $4.1 million in the 2016 fourth quarter. The increase in operating expenses reflects, in part, the Company's efforts to staff an internal sales force for the Restaurant Solutions business as well as its decision to address its European casino and gaming opportunities through a direct sales model.  The year-over-year increase in operating expenses also reflects higher engineering expenses related to restaurant solutions support and product development as well as higher general and administrative expenses resulting primarily from higher incentive compensation expense.

TransAct generated operating income of $1.5 million, or 11.4% of net sales, for the 2017 fourth quarter compared to $1.9 million, or 14.1% of net sales, for the 2016 fourth quarter. Net loss in the 2017 fourth quarter was $412 thousand, or a loss of $0.06 per diluted share, compared to net income of $1.4 million, or $0.18 per diluted share, in the prior year period. The Company incurred a $1.3 million charge to tax expense during the fourth quarter of 2017 driven by a revaluation of its deferred tax assets as a result of the 2017 Tax Cuts and Jobs Act. Adjusted net income per diluted share, which excludes the $1.3 million charge to tax expense from earnings per share, was approximately $0.12 per diluted share for the 2017 fourth quarter.

2017 Fourth Quarter Conference Call and Webcast
TransAct is hosting a conference call and webcast today, March 5, 2018, beginning at 4:30 p.m. ET.  Both the call and the webcast are open to the general public. The conference call number is 678-825-8259 and the conference ID number is 3079333 (domestic or international). Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at www.transact-tech.com (select "Investor Relations" followed by "Events & Presentations"). Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Non-GAAP Financial Measures
TransAct is providing certain non-GAAP financial measures because the Company believes that these amounts are helpful to investors and others in assessing the ongoing nature of what the Company's management views as TransAct's core operations. The Company believes that the non-GAAP financial measures of EBITDA and adjusted EBITDA provide relevant and useful information, which is widely used by analysts, investors and competitors in the Company's markets as well as by the Company's management in assessing the Company's performance. The Company uses the non-GAAP financial measures internally to focus management on the results of the Company's core business. The presentation of this additional non-GAAP information is not considered superior to or a substitute for, and should be read in conjunction with, the financial information prepared in accordance with GAAP.

EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization. A reconciliation of EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization and is adjusted for share-based compensation. The Company adjusts EBITDA for share-based compensation because the Company considers share-based compensation to be a non-cash expense similar to depreciation and amortization. A reconciliation of adjusted EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

EBITDA and adjusted EBITDA provide the Company with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. EBITDA and adjusted EBITDA may be useful to an investor in evaluating the Company's operating performance because these measures are: (i) widely used by investors to measure a company's operating performance without regard to non-recurring items excluded from the calculation of such measure; (ii) used as financial measurements by lenders and other parties to evaluate creditworthiness; and (iii) used by the Company's management for various purposes including strategic planning and forecasting, assessing financial performance and paying incentive compensation.

Adjusted net income is defined as net income adjusted for the tax-effected impact of special items (a $1.3 million charge to income tax expense related to the revaluation of deferred tax assets resulting from the Tax Cuts and Jobs Act of 2017).  A reconciliation of adjusted net income to net income, the most comparable GAAP financial measure, can be found attached to this release.

Adjusted net income per diluted share is defined as adjusted net income divided by diluted shares outstanding.  A reconciliation of adjusted net income per diluted share to net income per diluted share, the most comparable GAAP financial measure, can be found attached to this release.

Adjusted net income and adjusted net income per diluted share provide the Company with an understanding of the results of the primary operations of the business by excluding the effects of special items (a $1.3 million charge to income tax expense related to the revaluation of deferred tax assets resulting from the Tax Cuts and Jobs Act of 2017) that do not reflect the ordinary earnings of the Company's operations.  The Company uses these measures to evaluate period-over-period operating performance because the Company believes this provides a more comparable measure of its continuing business as it adjusts for special items that are not reflective of the normal results of the business.  These measures may be useful to an investor in evaluating the underlying operating performance of the Company's business.

About TransAct Technologies Incorporated
TransAct Technologies Incorporated is a global leader in developing software-driven technology and printing solutions for high-growth markets including restaurant solutions, POS automation, casino and gaming, lottery, mobile and oil and gas. The Company's solutions are designed from the ground up based on customer requirements and are sold under the AccuDate™, EPICENTRAL®, Epic®, Ithaca®, RESPONDER and Printrex® brands. TransAct has over 3.0 million printers and terminals installed around the world and is committed to providing world-class service, spare parts and accessories to support its installed product base. Through the TransAct Services Group, the Company also provides customers with a complete range of supplies and consumable items both online at http://www.transactsupplies.com and through its direct sales team. TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call (203) 859-6800.

Forward-Looking Statements
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe" or "continue" or the negative thereof or other similar words. All forward-looking statements involve risks and uncertainties, including, but not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; our competitors introducing new products into the marketplace; our ability to successfully develop new products; our dependence on significant customers; our dependence on significant vendors; dependence on contract manufacturers for the assembly of a large portion of our products in Asia; our ability to protect intellectual property; our ability to recruit and retain quality employees as the Company grows; our dependence on third parties for sales outside the United States, including Australia, New Zealand, Latin America and Asia; the economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; the availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; risks associated with potential future acquisitions; our line of restaurant solutions products driving increased adoption by customers; and other risk factors detailed from time to time in TransAct's reports filed with the Securities and Exchange Commission. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.
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Investor Contact:
Steve DeMartino President and Chief Financial Officer TransAct Technologies Incorporated 203-859-6810	Richard Land, Joseph Jaffoni, Jim Leahy JCIR 212-835-8500 or tact@jcir.com

- Financial tables follow -

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Year Ended
(In thousands, except per share amounts)	December 31,		December 31,
	2017	2016	2017	2016
Net sales	$13,194	$13,603	$56,311	$57,235
Cost of sales	6,574	7,587	29,649	33,436
Gross profit	6,620	6,016	26,662	23,799

Operating expenses:
Engineering, design and product development	1,143	967	4,303	4,425
Selling and marketing	1,960	1,447	7,561	6,907
General and administrative	2,016	1,678	7,984	7,267
	5,119	4,092	19,848	18,599
Operating income	1,501	1,924	6,814	5,200

Interest and other income (expense):
Interest, net	(8)	(8)	(33)	(26)
Other, net	(1)	(17)	(9)	(4)
	(9)	(25)	(42)	(30)

Income before income taxes	1,492	1,899	6,772	5,170
Income tax provision	1,904	543	3,561	1,553
Net income	$(412)	$1,356	$3,211	$3,617

Net income (loss) per common share:
Basic	$(0.06)	$0.18	$0.43	$0.48
Diluted	$(0.06)	$0.18	$0.42	$0.47

Shares used in per share calculation:
Basic	7,478	7,423	7,423	7,610
Diluted	7,478	7,454	7,592	7,655

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:
	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Restaurant solutions	$1,407	$1,656	$4,758	$5,162
POS automation and banking	1,570	2,111	7,905	10,518
Casino and gaming	4,402	4,802	18,615	21,006
Lottery	1,877	2,602	9,805	9,913
Printrex	234	142	1,052	540
TransAct Services Group	3,704	2,290	14,176	10,096
Total net sales	$13,194	$13,603	$56,311	$57,235

TRANSACT TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	December 31,	December 31,
(In thousands)	2017	2016
Assets:
Current assets:
Cash and cash equivalents	$5,507	$2,503
Accounts receivable, net	10,948	10,585
Inventories, net	8,875	9,707
Other current assets	1,031	372
Total current assets	26,361	23,167

Fixed assets, net	2,169	2,241
Goodwill	2,621	2,621
Deferred tax assets	2,308	3,432
Intangible assets, net	458	545
Other assets	33	36
	7,589	8,875
Total assets	$33,950	$32,042

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable	$3,841	$4,894
Accrued liabilities	3,339	2,394
Income taxes payable	-	19
Deferred revenue	169	117
Total current liabilities	7,349	7,424

Deferred revenue, net of current portion	69	67
Deferred rent, net of current portion	271	178
Other liabilities	247	264
	587	509
Total liabilities	7,936	7,933

Shareholders' equity:
Common stock	113	112
Additional paid-in capital	31,354	29,701
Retained earnings	24,756	24,157
Accumulated other comprehensive loss, net of tax	(99)	(109)
Treasury stock, at cost	(30,110)	(29,752)
Total shareholders' equity	26,014	24,109
Total liabilities and shareholders' equity	$33,950	$32,042

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP EARNINGS FINANCIAL MEASURES TO CORRESPONDING NON-GAAP FINANCIAL MEASURES
(Unaudited, thousands of dollars, except percentages and per share amounts)

	Three Months Ended December 31, 2017
	Reported	Adjustments(1)	Adjusted Non-GAAP
Operating expenses	$5,119	$-	$5,119
% of net sales	38.8%		38.8%

Operating income	1,501	-	1,501
% of net sales	11.4%		11.4%

Income before income taxes	1,492	-	1,492
Income tax provision	1,904	(1,315)	589
Net income (loss)	(412)	1,315	903
Diluted net income (loss) per share	$(0.06)	$0.18	$0.12

(1)	Adjustment includes a $1,315 charge to income tax expense related to the revaluation of deferred tax assets resulting from the Tax Cuts and Jobs Act of 2017 that was enacted in December 2017.

	Three Months Ended December 31, 2016
	Reported	Adjustments (2)	Adjusted Non-GAAP
Operating expenses	$4,092	$-	$4,092
% of net sales	30.1%		30.1%

Operating income	1,924	-	1,924
% of net sales	14.1%		14.1%

Income before income taxes	1,899	-	1,899
Income tax provision	543	-	543
Net income	1,356	-	1,356
Diluted net income per share	$0.18	$-	$0.18

(2)	No adjustments.

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP EARNINGS FINANCIAL MEASURES TO CORRESPONDING NON-GAAP FINANCIAL MEASURES
(Unaudited, thousands of dollars, except percentages and per share amounts)

	Year Ended December 31, 2017
	Reported	Adjustments(3)	Adjusted Non-GAAP
Operating expenses	$19,848	$-	$19,848
% of net sales	35.2%		35.2%

Operating income	6,814	-	6,814
% of net sales	12.1%		12.1%

Income before income taxes	6,772	-	6,772
Income tax provision	3,561	(1,315)	2,246
Net income	3,211	1,315	4,526
Diluted net income per share	$0.42	$0.18	$0.60

(1)	Adjustment includes a $1,315 charge to income tax expense related to the revaluation of deferred tax assets resulting from the Tax Cuts and Jobs Act of 2017 that was enacted in December 2017.

	Year Ended December 31, 2016
	Reported	Adjustments (4)	Adjusted Non-GAAP
Operating expenses	$18,599	$-	$18,599
% of net sales	32.5%		32.5%

Operating income	5,200	-	5,200
% of net sales	9.1%		9.1%

Income before income taxes	5,170	-	5,170
Income tax provision	1,553	-	1,553
Net income	3,617	-	3,617
Diluted net income per share	$0.47	$-	$0.47

(2)	No adjustments.

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Year Ended
(In thousands)	December 31,		December 31,
	2017	2016	2017	2016
Net income (loss)	$(412)	$1,356	$3,211	$3,617

Interest expense, net	8	8	33	26
Income tax provision	1,904	543	3,561	1,553
Depreciation and amortization	215	369	1,081	1,331

EBITDA	1,715	2,276	7,886	6,527

Share-based compensation expense	125	138	609	611

Adjusted EBITDA	$1,840	$2,414	8,495	$7,138